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                                                                      EXHIBIT 5



                      (Jones Intercable, Inc. Letterhead)





                                October 25, 1994


Jones Intercable, Inc.
9697 E. Mineral Avenue
Englewood, CO  80112

    Re: Issuance by Jones Intercable, Inc. of up to 3,900,000 shares of Class A Common Stock, $.01 par value per share, and distribution of 2,859,240 shares of Common Stock, $.01 par value per share of Jones Intercable, Inc. by Jones Spacelink, Ltd.

Gentlemen:

             I have acted as counsel for Jones Intercable, Inc., a Colorado corporation (the "Company"), in connection with the issuance of the above-referenced shares of Class A Common Stock and distribution of the above-referenced shares of Common Stock of the Company, which are the subject of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "1933 Act").

             The 3,900,000 shares of Class A Common Stock of the Company will be issued to Jones Spacelink, Ltd. ("Spacelink") pursuant to an Exchange Agreement and Plan of Reorganization and Liquidation between the Company and Spacelink dated as of May 31, 1994, as amended (the "Agreement"). Also pursuant to the Agreement, Spacelink will dissolve and will distribute to its shareholders the aforesaid shares of Class A Common Stock of the Company and the 2,859,240 shares of Common Stock of the Company, which are presently held by Spacelink.

             In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such





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Jones Intercable, Inc.
October 25, 1994
Page 2


documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Registration Statement and amendments thereto in the form filed by the Company with the Commission, (ii) the Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof and
(iii) resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement, the proposed issuance and/or distribution of the shares described above and related matters. In my examination, I have relied upon certificates, statements and representations of the Company and others.

       Based upon and subject to the foregoing, I am of the opinion that:

             1. The 3,900,000 shares of Class A Common Stock of the Company to be issued to Spacelink, as contemplated by the Agreement and the Registration Statement, will be duly and validly authorized and issued shares of Class A Common Stock of the Company, fully paid and non-assessable. In addition, the 2,859,240 shares of Common Stock of the Company presently held by Spacelink and which will be distributed to the Spacelink shareholders have been duly and validly issued and are fully paid and non-assessable shares of Common Stock of the Company.

             2. Pursuant to Section 7-106-401(3) of the Colorado Business Corporation Act, no distribution may be made if, after giving it effect, a corporation's total assets would be less than the sum of the total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The liquidation preference of the Class A Common Stock of the Company is a liquidation preference of the kind referred to in the preceding sentence. Accordingly, under Section 7-108-403(1) of the Colorado Business Corporation Act, the Company would have an action against the directors of the Company who vote for or assent to the distribution of the assets of the Company to its shareholders contrary to the provisions of the Articles of Incorporation containing such liquidation preference for the Class
A Common Stock.
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Jones Intercable, Inc.
October 25, 1994
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             I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                               Very truly yours,

                                               /s/ Elizabeth M. Steele

                                               Elizabeth M. Steele
                                               General Counsel
EMS/sjl